Exhibit 99.1

For release: Nov. 1, 2021	Contact: Brian Dingerdissen Essential Utilities Inc. Investor Relations O: 610.645.1191 BJDingerdissen@Essential.co Erin O’Donnell Communications and Marketing 412.208.6614 Media@essential.co

Essential Utilities reports financial results for Q3 2021

$468 Million in signed municipal acquisition agreements

Announces first Pittsburgh area municipal wastewater acquisition

Reaffirms 2021 earnings per share guidance of $1.64 to $1.69

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG) (“Essential”), today reported results for the third quarter ended Sept. 30, 2021.

Operating Results

Essential reported net income of $50.5 million for the third quarter of 2021, compared to $55.7 million reported for the same quarter in 2020. Earnings per share were $0.19 for the quarter. Increased rates and surcharges and third quarter 2020 rate credits were offset by operations and maintenance expense and decreased volume in both the regulated water segment and the regulated gas segment.

Essential’s revenues for the quarter were $361.9 million, an increase of 3.8% compared to $348.6 million in the third quarter of 2020. Recovery of higher purchased gas costs, rates and surcharges, third quarter 2020 rate credits, and customer growth from the regulated water segment were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses increased to $139.4 million for the third quarter of 2021 compared to $136.2 million in the third quarter of 2020. The increase in operations and maintenance expenses was primarily a result of employee-related costs.

Essential’s regulated water segment reported revenues for the quarter of $259.9 million, an increase of 1.6% compared to $255.7 million in the third quarter of 2020. Rates and surcharges and customer growth were the largest contributors to the increase in revenues for the period. Lower water consumption in Pennsylvania, Ohio, Texas, and New Jersey partially offset these increases, due in part to the voluntary customer conservation efforts related to operational impacts from Hurricane Ida. Operations and maintenance expenses for Essential’s regulated water segment increased from $79.3 million for the third quarter of 2020 to $86.9 million this year, including additional repair and maintenance expenses stemming from the company’s response to Hurricane Ida.

Essential’s regulated natural gas segment reported revenues for the quarter of $94.8 million, compared to $88.9 million in the third quarter of 2020. Purchased gas costs were $20.4 million for the quarter as compared to $14.8 million for the same quarter in 2020. As a result, the recovery of higher purchased gas costs were the largest driver in the increase of revenues. Operations and maintenance expenses for the same period for Essential’s regulated natural gas segment decreased to $54.0 million, from $59.6 million in the third quarter of 2020.

As of Sept. 30, 2021, Essential reported year-to-date net income of $315.1 million or $1.23 per share (GAAP) compared to $182.1 million or $0.71 per share (GAAP) reported through the same period of 2020. Year-over-year comparisons were impacted by the Peoples transaction, which closed on March 16, 2020. For the fiscal year 2020, the results of Peoples have been included in our consolidated financial statements as of the closing date. Results for the first nine months of 2021 include the full nine months of operating results of Peoples, which comprises the company’s regulated natural gas segment. For the first three quarters of 2020, adjusted income and adjusted income per share (both non-GAAP financial measures) excluded Peoples-related transaction expenses and third-quarter 2020 rate credits. Adjusting for those items, Essential’s adjusted income in the first nine months of 2020 was $206.0 million (non-GAAP), or $0.81 per share (non-GAAP). When compared to the adjusted income in the first nine months of 2020, earnings on a per-share basis in the first nine months of 2021 increased 51.9%. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

For the first nine months of 2021, the company reported revenues of $1.3 billion, an increase of 35.8% compared to $988.7 million in the first nine months of 2020. Operations and maintenance expenses for the first nine months of 2021 were $391.9 million compared to $371.4 million in 2020.

“We are pleased with the company’s financial performance, which remains solidly on track for 5 to 7% annual earnings growth. We remain on pace for another year of strong municipal acquisition growth, including the recently announced $41.25 million Beaver Falls acquisition in the Pittsburgh, Pennsylvania area, while continuing to execute our nearly $1 billion infrastructure capital plan and maintaining operational excellence for our customers,” said Essential Chairman and CEO Christopher Franklin. “Our ability to execute allows us to play an important role in solving our nation’s infrastructure challenges and supports our mission of delivering safe and reliable natural resources. We were also pleased to be recognized for our recently published ESG report with multiple awards, while also being celebrated again as a Champion of Board Diversity by The Forum of Executive Women.”

Dividend

On Oct. 27, 2021, Essential’s board of directors declared a quarterly cash dividend of $0.2682 per share of common stock. This dividend will be payable on Dec. 1, 2021 to shareholders of record on Nov. 12, 2021. Essential has paid a consecutive quarterly cash dividend for 76 years.

Financing

In August 2020, Essential announced an offering of 6.7 million shares of common stock via a forward equity sale agreement. The company fully settled the transaction on Aug. 9, 2021. The company received $299.7 million in proceeds at settlement, which is net of expenses for interest and dividends during the term of the agreement. The proceeds were used to fund general corporate purposes, including for water and wastewater acquisitions, working capital, and capital expenditures.

Water utility acquisition growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On Aug. 31, 2021, the company’s regulated water segment subsidiary, Aqua Illinois, closed its acquisition of the Village of Bourbonnais wastewater system, adding approximately $32.1 million in rate base and approximately 6,500 customer connections.

The company currently has seven signed purchase agreements for additional water and wastewater systems that are expected to serve over 234,000 equivalent retail customers or equivalent dwelling units and total approximately $468 million in purchase price in two of our existing states. This includes the recently signed agreement to acquire the wastewater system from the City of Beaver Falls for $41.25 million, which serves approximately 7,600 customer equivalents in Pennsylvania. Also included is the company’s agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA) for $276.5 million. DELCORA, a Pennsylvania sewer authority, serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers or equivalent dwelling units. The company remains on track to on average annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital expenditures

Essential invested approximately $675.8 million in the first nine months of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest approximately $1 billion in 2021 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2023 to improve water and natural gas systems and better serve our customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources. The company’s plan to accelerate the replacement of aged gas pipe at Peoples continues, thereby enabling significant reduction in methane emissions.

Rate activity

To date in 2021, the company’s regulated water segment received rate awards or infrastructure surcharges in New Jersey, North Carolina, Ohio, Pennsylvania, Illinois, Indiana and Virginia of $31.0 million. The company currently has rate proceedings for base rate and infrastructure surcharges pending in Ohio, Pennsylvania and North Carolina for its regulated water segment, which would add an estimated $107.5 million in incremental revenue. Additionally, the company’s regulated natural gas segment has received rate awards or infrastructure surcharges in Pennsylvania and Kentucky totaling an estimated increase to annualized revenues of $1.3 million. The company currently has a rate proceeding pending in Kentucky for its regulated natural gas segment, which would add an estimated $9.1 million in incremental revenue.

Essential 2021 Guidance

Essential continues to monitor the effects of the COVID-19 pandemic on its customers, employees and the business and will update guidance impacts from the pandemic in the future if needed. The following is the company’s 2021 full-year guidance:

•	Net income per diluted common share of $1.64 to $1.69
•	Earnings per share growth CAGR of 5 to 7% for the three-year period through 2023
•	Regulated infrastructure investments of approximately $1 billion in 2021, weighted towards the regulated water segment
•	Infrastructure investments of approximately $3 billion through 2023 to rehabilitate and strengthen water, wastewater and natural gas systems
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2023
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2023
•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2021
•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to achieve 17% employees of color

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Nov. 1, 2021

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 4066164

The company’s conference call with financial analysts will take place Monday, Nov. 1, 2021 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Nov. 1, 2021 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 4066164). International callers can dial +1 719-457-0820 (pass code 4066164).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of net income per diluted common share for the fiscal year ending in 2021; the three-year period of earnings growth through 2023; the anticipated amount of capital investment in 2021; the anticipated amount of capital investment from 2021 through 2023; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; that the Company’s pipeline replacement program will lead to significant methane reductions; that the Company’s municipal growth pipeline is strong; that the Company will help solve the nation’s infrastructure challenge; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; the company’s anticipated rate base growth from 2021 through 2023; and, the company’s ability to accelerate the replacement of aged gas pipes. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Operating revenues	$361,860	$348,647	$1,342,457	$988,700
Operations and maintenance expense	$139,355	$136,174	$391,945	$371,415

Net income	$50,503	$55,732	$315,106	$182,142

Basic net income per common share	$0.20	$0.22	$1.23	$0.73
Diluted net income per common share	$0.19	$0.22	$1.23	$0.71

Basic average common shares outstanding	258,773	254,280	256,051	248,212
Diluted average common shares outstanding	259,437	255,162	256,763	255,139

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Operating revenues	$361,860	$348,647	$1,342,457	$988,700

Cost & expenses:
Operations and maintenance	139,355	136,174	391,945	371,415
Purchased gas	25,488	16,744	202,538	72,934
Depreciation	72,606	68,175	217,007	181,666
Amortization	1,901	1,766	4,616	4,412
Taxes other than income taxes	21,058	20,555	63,219	56,424
Total	260,408	243,414	879,325	686,851

Operating income	101,452	105,233	463,132	301,849

Other expense (income):
Interest expense	52,132	49,861	154,937	136,650
Interest income	(565)	(114)	(1,290)	(5,346)
Allowance for funds used during construction	(6,082)	(3,543)	(13,922)	(8,721)
Gain on sale of other assets	(320)	(233)	(623)	(358)
Equity loss in joint venture	—	3,626	—	3,283
Other	4,019	(4,127)	(1,393)	(3,170)
Income before income taxes	52,268	59,763	325,423	179,511
Provision for income taxes (benefit)	1,765	4,031	10,317	(2,631)
Net income	$50,503	$55,732	$315,106	$182,142

Net income per common share:
Basic	$0.20	$0.22	$1.23	$0.73
Diluted	$0.19	$0.22	$1.23	$0.71

Average common shares outstanding:
Basic	258,773	254,280	256,051	248,212
Diluted	259,437	255,162	256,763	255,139

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted operating revenues” “adjusted income” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs recorded as operations and maintenance expenses for the three months ended March 31, 2020 of $25,397, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning;

(2) Transaction-related water rate credits, for the Company’s Peoples acquisition, issued to Pennsylvania utility customers in September 2020; and

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020 (A)
Operating revenues (GAAP financial measure)	$361,860	$348,647	$1,342,457	$988,700
(2) Transaction-related water rate credits issued to utility customers	—	4,080	—	4,080
Adjusted operating revenues (Non-GAAP financial measure)	$361,860	$352,727	$1,342,457	$992,780

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020 (A)

Net income (GAAP financial measure)	$50,503	$55,732	$315,106	$182,142
Adjustments:
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	—	—	25,573
(2) Transaction-related water rate credits issued to utility customers	—	4,080	—	4,080
(3) Income tax effect of non-GAAP adjustments	—	(1,179)	—	(5,827)
Adjusted income (Non-GAAP financial measure)	$50,503	$58,633	$315,106	$205,968

Net income per common share (GAAP financial measure):
Basic	$0.20	$0.22	$1.23	$0.73
Diluted	$0.19	$0.22	$1.23	$0.71

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.20	$0.23	$1.23	$0.83
Diluted	$0.19	$0.23	$1.23	$0.81

Average common shares outstanding:
Basic	258,773	254,280	256,051	248,212
Diluted	259,437	255,162	256,763	255,139

(A)  Includes People’s operating results as of the closing date of the Peoples acquisition, March 16, 2020.

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2021	2020

Net property, plant and equipment	$9,956,769	$9,512,877
Current assets	352,504	380,220
Regulatory assets and other assets	3,927,212	3,812,180
	$14,236,485	$13,705,277

Total equity	$5,127,862	$4,683,877
Long-term debt, excluding current portion, net of debt issuance costs	5,598,714	5,507,744
Current portion of long-term debt and loans payable	110,000	162,551
Other current liabilities	406,029	441,322
Deferred credits and other liabilities	2,993,880	2,909,783
	$14,236,485	$13,705,277